                          ASSET CONTRIBUTION AGREEMENT

                                     between

                                3COM CORPORATION,

                                       and

                            U.S. ROBOTICS CORPORATION

                                   dated as of

                                  June 5, 2000

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE I         1

         1.1      Definitions.........................................................................................1

ARTICLE II Transfer of Assets.........................................................................................5

         2.1      Agreement to Transfer and Transfer of the Contributed Assets........................................5
         2.2      Liabilities.........................................................................................6
         2.3      Consideration for the Transfer......................................................................6
         2.4      Cooperation.........................................................................................6

ARTICLE III Representations and Warranties of 3Com....................................................................6

         3.1      Corporate Existence and Power.......................................................................6
         3.2      Corporate Authorization.............................................................................6
         3.3      Governmental Authorization..........................................................................7
         3.4      Noncontravention....................................................................................7
         3.5      Required Consents...................................................................................7
         3.6      Absence of Certain Changes..........................................................................7
         3.7      Material Contracts..................................................................................8
         3.8      Licenses and Permits................................................................................9
         3.9      Litigation..........................................................................................9
         3.10     Properties.........................................................................................10
         3.11     Taxes..............................................................................................11
         3.12     Intellectual Property..............................................................................11
         3.13     Labor Issues.......................................................................................12
         3.14     Foreign Corrupt Practices Act......................................................................12
         3.15     Product Warranties.................................................................................12
         3.16     Finder's Fees......................................................................................12
         3.17     ERISA Representations..............................................................................12
         3.18     Financial Information..............................................................................13

ARTICLE IV Representations and Warranties of U.S. Robotics...........................................................13

         4.1      Corporate Existence and Power......................................................................13
         4.2      Corporate Authorization............................................................................13
         4.3      Governmental Authorization.........................................................................13
         4.4      Noncontravention...................................................................................14
         4.5      Required Consents..................................................................................14
         4.6      Financial Statements...............................................................................14
         4.7      Litigation.........................................................................................14
         4.8      Finders'Fees.......................................................................................14
         4.9      WARN Act...........................................................................................14
         4.10     Capitalization.....................................................................................14

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
ARTICLE V Covenants..................................................................................................15

         5.1      Nonassignable Contracts and Permits................................................................15
         5.2      Access to Information, Confidentiality.............................................................15
         5.3      No Solicitation....................................................................................15
         5.4      Reasonable Best Efforts; Further Assurances........................................................16
         5.5      Certain Filings....................................................................................16
         5.6      Public Announcements...............................................................................16
         5.7      Required Consents..................................................................................16
         5.8      Employees..........................................................................................16
         5.9      Taxes..............................................................................................19
         5.10     Incentive Program..................................................................................19
         5.11     Additional Ancillary Agreements....................................................................19
         5.12     General Cooperation................................................................................19
         5.13     Tax Cooperation Rider..............................................................................19

ARTICLE VI        20

         6.1      Master Services Agreement..........................................................................20
         6.2      Assumed Liabilities................................................................................20
         6.3      Cutover Date Contributed Assets....................................................................20
         6.4      List of Contributed Assets.........................................................................20
         6.5      Channel Inventory..................................................................................21
         6.6      Additional Transition Services.....................................................................21
         6.7      Effect of Cutover Date.............................................................................21

ARTICLE VII       21

         7.1      Governing Law......................................................................................21
         7.2      Third Party Beneficiaries..........................................................................22
         7.3      Entire Agreement...................................................................................22
         7.4      Successors and Assigns.............................................................................22
         7.5      Further Assurances.................................................................................22
         7.6      Amendment..........................................................................................22
         7.7      Notices............................................................................................22
         7.8      Counterparts.......................................................................................24
         7.9      Representation by Counsel; Interpretation..........................................................24
         7.10     Limitation of Liability............................................................................24
         7.11     Consent to Jurisdiction............................................................................24

                                      -ii-

                          ASSET CONTRIBUTION AGREEMENT

         THIS ASSET CONTRIBUTION AGREEMENT (this "AGREEMENT") is entered into as of June 5, 2000 (the "EFFECTIVE DATE"), between 3COM CORPORATION, a Delaware corporation ("3COM"), and U.S. Robotics Corporation, a Delaware corporation ("U.S. ROBOTICS").

         WHEREAS, 3Com intends to contribute certain assets to U.S. Robotics associated with 3Com's sales, marketing and engineering activities, including product testing and research and development, for analog modem products, selected mobile (modem only) PC card products and ISDN modem products identified in SCHEDULE 1.1 (s) to the Intellectual Property License Agreement (as defined herein) (the "BUSINESS") in exchange for shares of U.S. Robotics Series A Preferred Stock and other consideration provided for herein; and

         WHEREAS, 3Com desires that such transfer of assets to U.S. Robotics qualify as a tax free transfer of assets under Section 351 of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

         1.1              DEFINITIONS.

                 (a) The following terms, as used herein, have the following meanings:

         "ACCTON" means Accton Network (BVI) Co. Ltd., a company organized under the laws of British Virgin Islands, which is the owner of approximately 41% of the outstanding capital stock of U.S. Robotics as of the date hereof.

         "ACQUIRED BUSINESS" means the Business, including the Contributed Assets and the Assumed Liabilities.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "ANCILLARY AGREEMENTS" means the Intellectual Property License Agreement, the Master Services Agreement, the Transition Services Agreement, the Real Property License, the Real Property Assignment, the Consulting Agreement, the bill of sale attached as EXHIBIT D and the assumption agreement attached as EXHIBIT E, and each other document or agreement delivered by 3Com or U.S. Robotics in connection with this Agreement.

         "ASSUMED CONTRACTS" means those contracts, agreements, leases, commitments and sales and purchase orders of 3Com relating to the Acquired Business listed on SCHEDULE 1.1-D to this Agreement.

         "ASSUMED LIABILITIES" means those debts, obligations, contracts and liabilities of 3Com related to or arising out of the conduct of the Acquired Business listed on SCHEDULE 1.1-D to this Agreement. The Assumed Liabilities include the Assumed Contracts.

         "BUSINESS" has the meaning set forth in the Recitals to this Agreement.

         "CLOSING DATE" means the date of the Closing.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COMPENSATION AND BENEFITS PLANS" means, collectively, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement established, maintained or contributed to by 3Com, its affiliates or any deemed affiliate or controlled group as may be applicable under ERISA or the Code.

         "CONTRIBUTED ASSETS" means the following assets as they may exist on the Closing Date:

                  (i) tangible assets presently located at the Premises or at 3Com's Boulder, Colorado location that was formerly the site for the Euphonics business and generally being used for or necessary to the Acquired Business, consisting of lab equipment and supplies, office furniture and office equipment and supplies and computer hardware;

                 (ii) governmental permits, licenses, registrations, orders and approvals solely related to the Acquired Business, to the extent such permits, licenses, registrations, orders and approvals are separately transferable to U.S. Robotics;

                (iii) all rights under the Assumed Contracts;

                 (iv) the Transferred Intellectual Property; and

                  (v) all Additional Assets.

         Notwithstanding anything in clauses (i) through (v) above, neither the Excluded Assets listed on SCHEDULE 1.1-C to this Agreement nor any Intellectual Property that is the subject of the Intellectual Property License Agreement shall be considered Contributed Assets.

         "CONSULTING AGREEMENT" means the consulting services agreement between 3Com and U.S. Robotics pursuant to which 3Com will develop a global information system for U.S. Robotics.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" means those items listed on SCHEDULE 1.1-C to this Agreement.

         "CUTOVER DATE CONTRIBUTED ASSETS" means all of 3Com's right title and interest in those assets listed in SCHEDULE 1.1-E to this Agreement.

         "INTELLECTUAL PROPERTY" means, generally, (i) patents and utility models and applications therefor and all reissues, re-examinations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (iv) mask works, mask work registrations and applications therefor; (v) industrial designs and any registrations and applications therefor; (vi) trade names, trade dress, logos, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) databases and data collections and all rights therein; and
(viii) computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded.

         "INTELLECTUAL PROPERTY LICENSE AGREEMENT" means, collectively, the intellectual property licensing agreement substantially in the form attached hereto as EXHIBIT A-1 with respect to the Intellectual Property described therein and the license agreement substantially in the form attached hereto as EXHIBIT A-2 with respect to the trademarks described therein.

         "LICENSED INTELLECTUAL PROPERTY" means the Intellectual Property that is the subject of the Intellectual Property License Agreement.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

         "MASTER SERVICES AGREEMENT" means the master services agreement substantially in the form attached as EXHIBIT B with respect to certain consulting services to be provided by 3Com to U.S. Robotics until the Cutover Date.

         "MATERIAL ADVERSE EFFECT" means (i) as to 3Com, a material adverse effect on the business, liabilities, assets or condition (financial or otherwise) of the Acquired Business, taken as whole, except any such effect resulting from or arising as a result of the transactions contemplated hereby
(ii) as to U.S. Robotics, a material adverse effect on the business, liabilities, assets or condition (financial or otherwise) of U.S. Robotics, NEL or Accton except any such effect resulting from or arising as a result of the transactions contemplated hereby.

         "NEL" means NEL (U.S.) Holdings, Inc., a Delaware corporation, which is the owner of approximately 41% of the outstanding capital stock of U.S. Robotics as of the date hereof.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PREMISES" means the real property and premises located in Rolling Meadows, Illinois from which the Business is presently conducted, as more particularly described in the Real Property License.

         "REAL PROPERTY ASSIGNMENT" means the Assignment of Lease with respect to 3Com's premises used in connection with the Acquired Business in Boulder, Colorado, substantially in the form attached as EXHIBIT G, pursuant to which 3Com assigns to U.S. Robotics, as of the Cutover Date, the existing lease with respect to such premises, together with all necessary consents with respect thereto including the consent attached hereto as EXHIBIT G.

         "REAL PROPERTY LICENSE" means, collectively, the Rolling Meadows License and the Multi-Site License substantially in the form attached as EXHIBITS F-1 and F-2, respectively, pursuant to which 3Com grants U.S. Robotics the right to use the Premises and the other locations described therein.

         "REAL PROPERTY RIGHTS" means all rights of U.S. Robotics under the Real Property Assignment and the Real Property License.

         "REQUIRED CONSENTS" means, collectively, the 3Com Required Consents and the U.S. Robotics Required Consents.

         "SEC" means the U.S. Securities and Exchange Commission or any successor agency.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "3COM'S KNOWLEDGE" means the knowledge, after reasonable inquiry, of
(i) 3Com's "Executive Committee (Execom)" and "Operations Committee (Opcom)" members, but excluding any Person who is or has been an employee of the Business, (ii) John Hrudicka, (iii) Najib Khouri-Haddad, (iv) John Kuo and (v) Steven Borsand. In no event shall any individual included within the definition of "3Com's Knowledge" have personal liability for any representation or warranty made by 3Com under this Agreement.

         "STOCK PURCHASE AGREEMENT" means the Series A Preferred Stock Purchase Agreement of even date herewith among U.S. Robotics, Accton and NEL.

         "TRANSACTION AGREEMENTS" means this Agreement and the Ancillary Agreements.

         "TRANSFERRED INTELLECTUAL PROPERTY" means the Intellectual Property listed on SCHEDULE 1.1-B to this Agreement.

         "TRANSITION SERVICES AGREEMENT" means the transition services agreement substantially in the form attached hereto as EXHIBIT C with respect to specified services to be performed by 3Com for U.S. Robotics.

         "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                 (b) Each of the following terms is defined in the Section set forth opposite such term:

                  Term                                        Section
                  ----                                        -------
                  Additional Assets                           6.4
                  Business                                    Recitals
                  Closing Common Stock                        2.1
                  Cutover Date                                2.3
                  Employees                                   5.8(a)
                  Employees on Leave                          5.8(b)
                  Permits                                     3.8
                  Permitted Liens                             3.10(a)
                  Service Credit                              5.8(f)
                  Taxes                                       3.11
                  3Com Disclosure Schedule                    3.3
                  3Com Required Consents                      3.5

                                   ARTICLE II

                               TRANSFER OF ASSETS

         2.1 AGREEMENT TO TRANSFER AND TRANSFER OF THE CONTRIBUTED ASSETS. The closing (the "CLOSING") of the contribution of the Contributed Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, concurrent with satisfaction of the conditions set forth in this Agreement, or at such other time or place as 3Com and U.S. Robotics may agree. Upon and subject to the terms and conditions of this Agreement, as of the Closing Date, 3Com hereby assigns, agrees to assign, transfers, conveys and delivers to U.S. Robotics all of its right, title, and interest in the Contributed Assets; provided that effective date of the assignment, transfer, conveyance and delivery of (a) those assets identified on SCHEDULE 1.1-E shall be the Cutover Date rather than the Closing Date, as provided in Section 6.3 and (b) the Additional Assets shall be the date such Additional Assets are added to SCHEDULE 1.1-E in accordance with Section 6.4.

         2.2 LIABILITIES. Upon the terms and subject to the conditions of this Agreement and effective at the time of the Closing, U.S. Robotics shall unconditionally assume and agree to pay, satisfy and discharge when due in accordance with their terms, and U.S. Robotics shall fully and forever hold 3Com and its Affiliates harmless against, any and all Assumed Liabilities, by delivery of an assumption agreement substantially in the form attached as EXHIBIT E, duly executed by U.S. Robotics and 3Com; provided that the effective date of the assumption of certain of such Assumed Liabilities shall be the Cutover Date rather than the Closing Date, as provided in Section 6.2 of this Agreement.

         2.3 CONSIDERATION FOR THE TRANSFER. As consideration for the transfer described in Sections 2.1 above, U.S. Robotics agrees to issue to 3Com (a) 2,952,000 shares of Series A Preferred Stock as set forth in the Subscription Offer between U.S. Robotics, par value $0.0001 per share and of 3Com, of even date herewith, (b) a warrant to purchase an aggregate of 15,181,333 shares of Series A Preferred Stock of U.S. Robotics and/or Series B Preferred Stock of U.S. Robotics, at an exercise price of $0.0001 per share, pursuant to a Warrant in the form attached as EXHIBIT H, and subject to the limitations and conditions set forth therein, and (c) one share of common stock of U.S. Robotics, par value $0.0001 per share (the "COMMON STOCK").

         2.4 COOPERATION. 3Com shall take all actions necessary to execute any and all documents as may be reasonably requested by U.S. Robotics from time to time to (a) transfer the Contributed Assets and otherwise fully vest or perfect in U.S. Robotics all right, title and interest in and to the Contributed Assets or (b) deliver the Real Property Rights to U.S. Robotics or grant U.S. Robotics the benefits thereunder.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF 3COM

         3Com represents and warrants to U.S. Robotics as of the date hereof that:

         3.1 CORPORATE EXISTENCE AND POWER. 3Com is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         3.2 CORPORATE AUTHORIZATION. 3Com has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. 3Com has the requisite corporate power and authority to carry on the Acquired Business as now being conducted and to own and operate the properties and assets now owned and operated by it in connection with the Acquired Business. 3Com is duly qualified or licensed to do business and is in good standing as a foreign corporation in the jurisdiction in which the material portion of the Contributed Assets is located. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and performance by 3Com of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of 3Com. This Agreement constitutes, and the Ancillary Agreements to which it is a party, when executed and delivered by 3Com, will constitute, valid and legally binding obligations of 3Com, enforceable against 3Com in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and
(ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

         3.3 GOVERNMENTAL AUTHORIZATION. Except as set forth on SCHEDULE 3.3 of the disclosure schedule (the "3COM DISCLOSURE SCHEDULE") dated the date hereof and delivered by 3Com to U.S. Robotics in connection with this Agreement, no consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of 3Com is required in connection with the consummation of the transactions contemplated by this Agreement.

         3.4 NONCONTRAVENTION. Except as set forth on SCHEDULE 3.4 of the 3Com Disclosure Schedule, the execution, delivery and performance by 3Com of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of 3Com, (ii) assuming compliance with the governmental matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required Consents, to 3Com's Knowledge, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of 3Com or to a loss of any benefit to which 3Com is entitled under any provision of any agreement or other instrument binding upon 3Com, or (iv) result in the creation or imposition of any Lien on any Contributed Asset, except, in the case of clauses (ii) and (iii), individually and in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

         3.5 REQUIRED CONSENTS. SCHEDULE 3.5 to the 3Com Disclosure Schedule sets forth, to 3Com's Knowledge, each material agreement or other instrument binding upon 3Com requiring a consent or other action by any Person (the "3COM REQUIRED CONSENTS") as a result of the transactions contemplated by this Agreement, except (i) consents that may be required in connection with the Assumed Contracts, and (ii) such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken.

         3.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 3.6 or to the 3Com Disclosure Schedule, to 3Com's Knowledge, since February 29, 2000, the Acquired Business has been conducted in the ordinary course consistent with past practices by 3Com and there has not been:

             (a) any damage, destruction or loss, whether or not covered by insurance, with respect to the Contributed Assets or the property that is the subject of or connected or related to the Real Property Rights, except for such occurrences that have not resulted, and are not expected to result, in a Material Adverse Effect;

             (b) any acquisition by 3Com relating to assets or business that is material to the Acquired Business, other than in the ordinary course of business, consistent with past practices or as contemplated by this Agreement;

             (c) any sale, lease or disposition or commitment to sell, lease or dispose by 3Com relating to assets or business material to the Acquired Business, other than in the ordinary course of business, consistent with past practices or as contemplated by this Agreement;

             (d) any (i) employment, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) entered into with any employee of the Business relating solely to the Acquired Business, or (ii) grant of any severance or termination pay to any Employee of 3Com relating solely to the Acquired Business in each case other than in the ordinary course of business, consistent with past practices or as contemplated by this Agreement;

             (e) any notice received of termination of any contract, lease or other agreement relating to the Acquired Business, termination of which could reasonably be expected to have a Material Adverse Effect;

             (f) any incurrence of obligation or liability related solely to the Acquired Business, absolute, accrued, contingent or otherwise, whether due or becoming due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

             (g) any assignment, mortgage, pledge or Lien relating to any of the Contributed Assets or any property that is the subject of or connected or related to the Real Property Rights;

             (h) any material amendment or termination of or waiver or forfeiture of a material right relating to any material contract, agreement or license that is part of the Contributed Assets or the Real Property Rights, other than in the ordinary course of business, consistent with past practices;

             (i) any material change in accounting methods or practices with respect to the condition, operations, business, properties, assets or liabilities or the Acquired Business; or

             (j) any other event that could reasonably be expected to result in a Material Adverse Effect.

         3.7 MATERIAL CONTRACTS. Except for the contracts disclosed in SCHEDULE
3.7 to the 3Com Disclosure Schedule or as contemplated by this Agreement, with respect to the Acquired Business, to 3Com's Knowledge, 3Com is not a party to or bound by:

             (a) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances, in each case with respect to amounts that are material to the Acquired Business;

             (b) employment and consulting agreements;

             (c) union or other collective bargaining agreements;

             (d) material licenses of patents, trade secrets, know-how, trademark, copyrights and other Intellectual Property;

             (e) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $500,000;

             (f) contracts or options relating to the sale by 3Com of any material asset of the Acquired Business, other than sales of inventory in the ordinary course of business;

             (g) Compensation and Benefit Plans established, maintained or adopted on behalf of employees of the Business;

             (h) contracts restricting the ability of the owner and operator of the Acquired Business from freely engaging in any business or competing anywhere in the world; or

             (i) other contracts not made in the ordinary course of business involving more than $500,000.

         3.8 LICENSES AND PERMITS. SCHEDULE 3.8 to the 3Com Disclosure Schedule describes, to 3Com's Knowledge, each governmental license, franchise, permit, certificate, approval or other similar authorization of 3Com that is material to the Acquired Business (the "PERMITS") together with the name of the government agency or entity issuing such Permit. Except as set forth on SCHEDULE 3.8 to the 3Com Disclosure Schedule, to 3Com's Knowledge, (i) the Permits are valid and in full force and effect, (ii) 3Com is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits, (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, and (iv) upon consummation of such transactions, U.S. Robotics will acquire all of the right, title and interest in all the Permits. This representation and warranty expressly excludes licenses, franchises, permits, certificates, approvals or other authorizations that relate to Intellectual Property.

         3.9 LITIGATION. Except as set forth on SCHEDULE 3.9 to the 3Com Disclosure Schedule, to 3Com's Knowledge, there is no action, suit, investigation or proceeding of any nature, whether civil, criminal, regulatory or otherwise, at law or in equity, pending or threatened against or affecting, 3Com or any of 3Com's properties, in each case to the extent relating solely to the Acquired Business, before any court or arbitrator or any governmental body, agency or official, which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         3.10 PROPERTIES.

              (a) To 3Com's Knowledge, 3Com has good title to the Real Property Rights and all material personal property and assets included in the Contributed Assets. To 3Com's Knowledge, none of such property or assets is subject to any Lien, except:

                  (i) Liens disclosed on SCHEDULE 3.10(a) to the 3Com Disclosure Schedule;

                 (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith and by appropriate proceedings, if necessary;

                (iii) mechanic's, materialman's and similar charges that are not yet due or are being contested in good faith and by appropriate proceedings, if necessary;

                 (iv) Liens arising or incurred in the ordinary course of business; or

                  (v) other Liens which do not, individually or in the aggregate, materially interfere with the present use of, or materially detract from the value of, any property or assets that are material to the Acquired Business.

         The Liens described in paragraphs (i)-(v) of this Section 3.10(a) are, collectively, the "PERMITTED LIENS."

              (b) To 3Com's Knowledge, the Contributed Assets are in good operating condition and repair, subject only to ordinary wear and tear, and to 3Com's Knowledge, neither 3Com nor any property or asset owned, leased or otherwise used in connection with the Acquired Business is in violation of any applicable ordinance, regulation, building, zoning, environmental or other law in respect thereof. To 3Com's Knowledge, (i) the lease which is the subject of the Real Property Assignment is in full force and effect, (ii) no default or breach has occurred thereunder and no event has occurred or failed to occur thereunder which, with the giving of notice or passage of time or both would constitute a default or breach thereunder, and (iii) except for the assignment to 3Com, the lease has not been assigned, sublet, transferred, pledged, mortgaged, hypothecated or otherwise encumbered.

              (c) To 3Com's Knowledge, SCHEDULE 3.10(c) to the 3Com Disclosure Schedule lists all facts that could reasonably be expected to have a Material Adverse Effect on the operation of the Acquired Business. U.S. Robotics acknowledges that U.S. Robotics is acquiring the Contributed Assets and the Acquired Business AS IS, and that, except as expressly set forth in this Agreement, 3COM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND OR AS TO ANY MATTER, INCLUDING AS TO THE MERCHANTABILITY OF ANY OF THE CONTRIBUTED ASSETS OR THE REAL PROPERTY RIGHTS, THEIR FITNESS FOR A PARTICULAR

PURPOSE OR THEIR CONDITION, OR ANY NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

         3.11 TAXES. 3Com has in all material respects (a) timely filed all federal, state, local or foreign, income, payroll, withholding, VAT, excise, sales, use, customs duties, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns of any kind that specifically relates to the Acquired Business, the Contributed Assets, the Real Property Rights and the Employees, and such filings correctly reflect the income, franchise or other tax liability and all other information reported thereon (rather than 3Com's business generally) (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called "TAXES" and individually a "TAX"), (b) paid all Taxes which are due in connection with the Acquired Business, the Contributed Assets, the Real Property Rights and the Employees,
(c) paid all other Taxes for which a notice of assessment or demand for payment has been received, and (d) there are no Liens for Taxes imposed in respect of the Acquired Business or the Employees.

         3.12 INTELLECTUAL PROPERTY.

              (a) To 3Com's Knowledge, except as set forth on SCHEDULE 3.12 to the 3Com Disclosure Schedule, the Transferred Intellectual Property and the Licensed Intellectual Property together comprise all 3Com Intellectual Property reasonably necessary for the operation of the Acquired Business.

              (b) Except as set forth on SCHEDULE 3.12 to the 3Com Disclosure Schedule, to 3Com's Knowledge, neither the manufacture, sale, use of any products now or heretofore manufactured or sold by 3Com nor the operation of the Acquired Business infringes the patents or other Intellectual Property rights of any other Person.

              (c) Except as set forth on SCHEDULE 3.12 to the 3Com Disclosure Schedule, to 3Com's Knowledge, there is no pending or threatened litigation or other legal action with respect to any of the Transferred Intellectual Property, and no order, holding, decision or judgment has been rendered by any court, arbiter, administrative agency or other government authority, and no agreement, consent or stipulation exists to which, in any such event, 3Com is a party, which would prevent 3Com, or after the Closing, U.S. Robotics, from using any such Transferred Intellectual Property.

              (d) Except as disclosed in SCHEDULE 3.12 to the 3Com Disclosure Schedule, to 3Com's Knowledge, the use of the Transferred Intellectual Property in the operation of the Acquired Business by U.S. Robotics (when conducted in a manner substantially similar to 3Com's present operation of the Business) will not result in U.S. Robotics being required either (i) to pay any material royalties, other payments or consideration, or (ii) to grant any right, to any third parties, either directly or indirectly or through 3Com, with respect to the Intellectual Property rights of such third parties.

         3.13 LABOR ISSUES. To 3Com's Knowledge, no work stoppage, slowdown, picketing, concerted refusal to work overtime or labor strike involving the Acquired Business is pending, threatened or reasonably anticipated. Except as disclosed in SCHEDULE 3.13 to the 3Com Disclosure Schedule, to 3Com's Knowledge, 3Com is not involved in, nor has 3Com been threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To 3Com's Knowledge, 3Com has complied with all provisions of applicable laws and regulations pertaining to employment of employees, including, without limitation, all such laws and regulations relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, and has not engaged in any unfair labor practices involving the Acquired Business, in each case which could, individually or in the aggregate, directly or indirectly, reasonably be expected to result in a Material Adverse Effect. 3Com is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement negotiated with its Employees and to 3Com's Knowledge no collective bargaining agreement is being negotiated by 3Com.

         3.14 FOREIGN CORRUPT PRACTICES ACT. Neither 3Com nor, to 3Com's Knowledge, any director, officer, agent, Employee or other person associated with or acting on behalf of 3Com in connection with the Acquired Business, has used corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

         3.15 PRODUCT WARRANTIES. Except as set forth in SCHEDULE 3.15, (i) 3Com has no material unexpired, expressed, product warranty with respect to any product that the Acquired Business currently manufactures or sells; (ii) to 3Com's Knowledge, 3Com has not received any notice of any claim based on any product warranty for failure of a product due to any single identifiable cause involving more than 3% of all such products in any fiscal quarter, except where 3Com has taken an appropriate reserve or provided an appropriate remedy for the failure. 3Com makes no warranties, expressed or implied, with respect to any of the products the Acquired Business manufactures or sells or has manufactured or sold.

         3.16 FINDER'S FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of 3Com who might be entitled to any fee or commission from U.S. Robotics upon consummation of the transactions contemplated by this Agreement.

         3.17 ERISA REPRESENTATIONS. Each Compensation and Benefit Plan that 3Com or any Affiliate of 3Com (or deemed affiliate under ERISA or the Code) maintains, contributes to, or has any liability in respect of current or former employees, agents, directors, or independent contractors or any beneficiaries or dependents of any such current or former employees, agents, directors, or independent contractors has been properly administered in accordance with its terms and with applicable law. SCHEDULE 3.17 to the 3Com Disclosure Schedule sets forth each such Compensation and Benefit Plan. Copies of such Compensation and Benefit Plans have been delivered or made available to U.S. Robotics.

         3.18 FINANCIAL INFORMATION. To 3Com's Knowledge, the financial information regarding the Acquired Assets (other than the SAP fixed asset list generated as of February 28, 2000) and the Acquired Business, and all assumptions, calculations or adjustments to such financial information that have been disclosed to U.S. Robotics are correct in all material respects and do not misrepresent the financial information intended to be conveyed thereby.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF U.S. ROBOTICS

         U.S. Robotics represents and warrants to 3Com as of the date hereof that:

         4.1 CORPORATE EXISTENCE AND POWER. U.S. Robotics is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         4.2 CORPORATE AUTHORIZATION. U.S. Robotics has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. U.S. Robotics has the requisite corporate power and authority to carry on the Acquired Business and to own and operate the properties and assets to be operated by it in connection with the Acquired Business. U.S. Robotics is duly qualified or licensed to do business and is in good standing as a foreign corporation in the jurisdiction in which the material portion of the Contributed Assets is located. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and performance by U.S. Robotics of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of U.S. Robotics. This Agreement constitutes, and the Ancillary Agreements to which it is a party, when executed and delivered by U.S. Robotics, will constitute, valid and legally binding obligations of U.S. Robotics, enforceable against U.S. Robotics in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and
(ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

         4.3 GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of U.S. Robotics is required in connection with the consummation of the transactions contemplated by this Agreement.

         4.4 NONCONTRAVENTION. The execution, delivery and performance by U.S. Robotics of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of U.S. Robotics, (ii) assuming compliance with the governmental matters referred to in Section 4.3, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of U.S. Robotics or to a loss of any benefit to which U.S. Robotics is entitled under any provision of any material agreement or other instrument binding upon U.S. Robotics, or (iv) result in the creation or imposition of any Lien on any of the assets of U.S. Robotics, except, in the case of clauses (ii) and (iii), individually and in the aggregate, as would not have a Material Adverse Effect.

         4.5 REQUIRED CONSENTS. No consents are required under any material agreements or other instruments binding upon U.S. Robotics as a result of the execution, delivery and performance of this Agreement.

         4.6 FINANCIAL STATEMENTS. Without giving effect to the transactions contemplated hereby, U.S. Robotics has not acquired, and has not prepared a balance sheet showing, assets with a value in excess of $10,000,000, either as of the end of the immediately preceding month end or as of a date 30 days or more in advance of the Closing Date.

         4.7 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of U.S. Robotics, threatened against or affecting U.S. Robotics or any of its properties or assets before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         4.8 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of U.S. Robotics who might be entitled to any fee or commission from 3Com upon consummation of the transactions contemplated by this Agreement.

         4.9 WARN ACT. U.S. Robotics is not planning or contemplating, and has not made or taken, any decisions or actions concerning the conduct of the Acquired Business after the Closing that would require the service of notice under the WARN Act.

         4.10 CAPITALIZATION. Without giving effect to the transactions contemplated by the Stock Purchase Agreement, the authorized capital stock of U.S. Robotics consists of 66,000,000 shares of Common Stock and 69,200,000 shares of Preferred Stock, 56,000,000 shares of which are designated Series A Preferred Stock and 15,200,000 shares of which are designated Series B Preferred Stock, of which none are issued and outstanding immediately prior to the Closing.

                                   ARTICLE V

                                    COVENANTS

         5.1 NONASSIGNABLE CONTRACTS AND PERMITS. Notwithstanding any other provision of this Agreement or the Ancillary Agreements, this Agreement shall not constitute an agreement to contribute or transfer to U.S. Robotics any agreement or any right thereunder, including with respect to any Intellectual Property, if an attempted contribution or transfer, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of U.S. Robotics or 3Com thereunder. U.S. Robotics shall pay all costs, if any, payable by 3Com to any third parties and reasonably acceptable to U.S. Robotics in connection with the transfer of contract rights, licenses or sublicenses in connection with obtaining as such consent. Prior to the Cutover Date, 3Com shall use its reasonable best efforts to obtain such consents of third parties. If such consents are not obtained prior to the Cutover Date, 3Com and U.S. Robotics will cooperate in a mutually agreeable arrangement under which U.S. Robotics would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, and U.S. Robotics shall pay all costs and expenses incurred by U.S. Robotics or 3Com in connection with such arrangement. In the event any 3Com Required Consents with respect to the transfer of any agreement or rights are obtained after the Closing Date, then such agreements shall be Assumed Contracts and such agreements and rights shall be 3Com Contributed Assets.

         5.2 ACCESS TO INFORMATION, CONFIDENTIALITY. Subject to the provision of the Mutual Nondisclosure Agreement of even date herewith, as amended from time to time, between 3Com and U.S. Robotics, U.S. Robotics will, with respect to the Acquired Business, from and after the date of this Agreement (and including and following the Closing Date), afford promptly to 3Com and its counsel, financial advisors, auditors and other authorized representatives reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit 3Com to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date, including its financial ability to consummate the acquisition of the Acquired Business and the transactions contemplated hereby. U.S. Robotics acknowledges that it shall not have access to (i) confidential information that relates to 3Com as a whole or to businesses of 3Com other than the Acquired Business, (ii) any information or materials required to be kept confidential pursuant to agreements with third parties or by law, or (iii) any privileged attorney-client communications or attorney-work product.

         5.3 NO SOLICITATION. 3Com covenants and agrees that from and after the date of the agreement through the date that is one year following the Closing Date, 3Com shall not solicit or cause or permit to be solicited by any of its Affiliates any employee of U.S. Robotics for employment by 3Com or any of its Affiliates. U.S. Robotics covenants and agrees that from and after the date of this Agreement through the date that is one year following the Closing Date, U.S. Robotics shall not solicit or cause or permit to be solicited by any of its Affiliates any employee of 3Com for employment by U.S. Robotics or any of its Affiliates.

         5.4 REASONABLE BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, 3Com and U.S. Robotics will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. 3Com and U.S. Robotics agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         5.5 CERTAIN FILINGS. 3Com and U.S. Robotics shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. 3Com and U.S. Robotics will promptly supply to each other copies of all correspondence, filings or communications by such party with any governmental agency or member of its staff, with respect to any transactions contemplated by this Agreement and any related or contemplated or inconsistent transaction.

         5.6 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby after the date hereof and prior to the Cutover Date and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

         5.7 REQUIRED CONSENTS. 3Com and U.S. Robotics shall use their reasonable best efforts to obtain the Required Consents prior to the Cutover Date. Both prior to and following the Cutover Date, U.S. Robotics shall cooperate with 3Com in connection with 3Com's obtaining any 3Com Required Consents.

         5.8 EMPLOYEES.

             (a) U.S. Robotics shall offer employment to all employees of the listed on SCHEDULE 5.8 to the 3Com Disclosure Schedule. The employment offers shall be for base salaries at least as favorable to each employee as existing on the Closing Date with respect to their employment by 3Com. For purposes of this Agreement, such employees who accept such employment offers shall be referred to as the "EMPLOYEES." 3Com shall retain liability for any severance or other payment arising in connection with any employee of 3Com or any affiliate or deemed affiliate under ERISA or the Code who does not accept an offer of employment from U.S. Robotics (a "NON-TRANSFERRED EMPLOYEE"), including any Employee on Leave until such time, if any, as such Employee on Leave becomes an Employee.

             (b) Persons who are employees of the Acquired Business and who are on inactive status or are on leave of absence from their employment either as a result of a medical disability or a personnel leave granted by 3Com as of the Closing Date ("EMPLOYEES ON LEAVE") shall not become

Employees as of the Closing Date. However, U.S. Robotics shall offer employment at the Acquired Business to each Employee on Leave, such employment to commence at such time such Employee on Leave returns from leave. An Employee on Leave shall not be treated as an Employee prior to the date, if any, he or she is hired by U.S. Robotics, and U.S. Robotics shall not be liable for any payments to or benefits for an Employee on Leave preceding such date of hire.

             (c) Except as provided specifically in this Agreement, U.S. Robotics will not assume the Compensation and Benefit Plans or any liability thereunder. 3Com shall retain liability for and shall indemnify U.S. Robotics against any liability in connection with all wages, Compensation and Benefit Plans and related matters, including claims for benefits or other payments by an Employee or Employee's beneficiary or estate with respect to such Employee's employment by 3Com or its affiliates prior to the Closing Date.

             (d) 3Com shall continue to assume any and all liabilities for Non-Transferred Employees under any Compensation and Benefit Plans and other liabilities or obligations concerning or relating to Non-Transferred Employees and shall indemnify, defend and hold harmless U.S. Robotics from and against any and all losses, liabilities, claims, complaints, taxes, damages, costs and expenses arising out of or relating in any way to the employment, employment practices, terms and conditions of employment or termination of employment by 3Com of any Non-Transferred Employee, including, without limitation, any current or future losses, liabilities, claims, complaints, taxes, damages, costs and expenses regarding the violation of applicable Federal, state and local laws, rules and regulations relating to immigration, discrimination, harassment, terms and conditions of employment, work hours, wages, wages, plant closings or mass layoffs, child labor, occupational health and safety and the payment and withholding of taxes and other sums required by governmental authorities.

             (e) U.S. Robotics shall provide compensation and benefits plans to the Employees that are, in the aggregate, comparable to those that are currently provided to such Employees by 3Com. U.S. Robotics shall take all steps reasonably necessary to ensure that Employees do not suffer a lapse in health, dental, vision, life, disability or 401(k) plan coverage. U.S. Robotics shall cause the waiver of all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Employees immediately prior to employment by U.S. Robotics under any welfare benefit plans that such Employees may be eligible to participate in after the Closing Date. U.S. Robotics shall take such actions as are necessary to provide each such Employee with credit for any co-payments and deductibles paid prior to the Closing Date for purposes of satisfying any applicable deductible, out of pocket, or similar requirements for the 2000 calendar year under the comparable group health plan maintained by U.S. Robotics in which each such Employee is eligible to participate after the Closing Date. As soon as practicable after the Closing Date and in accordance with applicable law, U.S. Robotics shall cause its 401(k) Plan to accept a plan to plan transfer of the account balances of all Employees under 3Com's 401(k) Plan, which plan shall vest transferred account balances on at least as rapid a schedule as would be applicable under 3Com's 401(k) Plan. Thereafter, all Employee 401(k) plan rights and benefits shall be determined under U.S. Robotics' 401(k) Plan and as required by law.

             (f) Employees shall be given credit for service performed for 3Com ("SERVICE CREDIT") for purposes of the following benefits:

                 (i) 401(k)/profit sharing plans (for purposes of participation, vesting, and as provided in
                        Section 5.8(e), benefit accrual);

                 (ii) welfare benefit plans including, but not limited to short-term disability, long-term disability and medical plans;

                 (iv)   service awards, if any;

                 (v) service component of any retirement definition for defined contribution plans only; and

                 (vi) defined benefit plans, if any (participation and vesting only).

             (g) Employees will be eligible for grants of options to purchase U.S. Robotics common stock in accordance with U.S. Robotics regular stock option grant practices.

             (h) Commencing on the date of this Agreement, 3Com and U.S. Robotics agree to cooperate fully with respect to the employment-related actions which are necessary or reasonably desirable to accomplish the transactions contemplated pursuant to this Agreement, including the provision of records and information as each may reasonably request (including job titles, short and long-term disability coverage, life insurance coverage, operator certification and workers' compensation records and information) and the making of all appropriate filings under the applicable law.

             (i) With respect to Employees who are required to be furnished a Form W-2 for the calendar year in which the Closing Date occurs, U.S. Robotics and 3Com agree to follow the "standard procedure" set forth in Revenue Procedure 96-60 with respect to discharging their respective income and employment tax withholding and reporting obligations with respect to such employees.

             (j) As promptly as practicable after the Closing Date, 3Com shall pay to the Employees all salary, overtime and other remuneration and reimbursements for expenses earned, accrued and/or payable for all periods up to the Closing Date in a manner consistent with 3Com's usual policies for terminated employees.

             (k) Both prior to and following the Closing Date, each party shall reasonably cooperate (at its own expense) with the other party to obtain such information as may be necessary or appropriate to satisfy the requirements of this Section 5.8 and otherwise comply with applicable law.

             (l) 3Com hereby waives, effective on and after the Closing Date, any breach that would result under any agreement made by any Employee in favor of 3Com not to compete with 3Com, its business activities or otherwise, solely insofar as such breach arises by virtue of such Employee's employment by U.S. Robotics in the Acquired Business after the Closing Date.

             (m) 3Com agrees to be responsible for any liability under the WARN Act or such similar statute or regulation for those employment losses (as defined in the WARN Act) by 3Com involving the Acquired Business occurring prior to the Closing. U.S. Robotics agrees to be responsible for any liability under the WARN Act or such similar statute or regulation for the termination of any Transferred Employees (defined below) by U.S. Robotics involving the Acquired Business on or after the Closing Date.

         5.9 TAXES. The parties agree that the transfer of the Acquired Business and the Contributed Assets pursuant to this Agreement is intended to be an "occasional sale" pursuant to Illinois Reg. Section 130.110 or a "bulk sale" pursuant to Illinois Reg. Section 130.1701, which is exempt from Illinois State or local sales tax. Each party agrees to take such actions and make such filings as the other party may request in furtherance of such intention. If, contrary to the parties' intent, the transfer of the Acquired Business and the Contributed Assets pursuant to this Agreement is determined to be subject to State or local sales taxes, U.S. Robotics will be responsible for and make all payments required with respect to, and will indemnify 3Com and hold 3Com harmless from and against, any such taxes. In addition to any sales taxes referenced in the preceding sentence, U.S. Robotics shall be responsible for and shall make all payments required with respect to, any excise, value-added, use, registration, stamp, transfer and other like taxes. Except as provided in the preceding two sentences, 3Com will be responsible for and make all payments required with respect to, and will indemnify U.S. Robotics from and against, any liabilities of 3Com for unpaid Taxes (with respect to the Acquired Business, the Contributed Assets, the Real Property Rights or the Employees) for the periods ending on or prior to the Closing Date.

         5.10 INCENTIVE PROGRAM. 3Com shall, use commercially reasonable efforts to meet U.S. Robotics' $127 million sales forecast for the three (3) months ending August 31, 2000.

         5.11 ADDITIONAL ANCILLARY AGREEMENTS. 3Com and U.S. Robotics shall use their reasonable best efforts to enter into the Transition Services Agreement and the Consulting Services Agreement within 14 days after the Closing Date.

         5.12 GENERAL COOPERATION. 3Com and U.S. Robotics shall cooperate with one another, and direct and permit their respective employees to cooperate, to the extent reasonably necessary, in connection with any now existing or hereafter arising action, suit, investigation or proceeding with regard to the Acquired Business.

         5.13 TAX COOPERATION RIDER.

              (a) After the Closing Date, each of 3Com and U.S. Robotics shall
(i) provide, or cause to be provided, to each other and each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any tax returns or any tax audits as such returns or audits may relate to the Acquired Business, the Contributed Assets, or the Employees and (ii) retain, or cause to be retained, for so long as any taxable periods or tax audits shall remain open for adjustments, any records or information which may be relevant to any such tax returns or audits. The assistance provided for in this Section 5.13 shall include, without limitation, each of 3Com and U.S. Robotics

(x) making their agents and employees and the agents and employees of their respective subsidiaries and affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such tax returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such tax returns or audits, including, without limitation, records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

              (b) Each party shall promptly inform, keep regularly apprised of the progress with respect to and notify the other party in writing not later than (i) as soon as possible after the receipt of any notice of any audit or
(ii) fifteen business days prior to the settlement or final determination of any audit for which it was responsible pursuant to Section 5.9 hereof which could affect the tax liability of U.S. Robotics for any taxable period.

                                  ARTICLE VI

                                  CUTOVER DATE

         6.1 MASTER SERVICES AGREEMENT. 3Com and U.S. Robotics acknowledge that pursuant to the Master Services Agreement, from the Closing Date to the date on which the implementation by 3Com of a separate resource planning application, including a separate instance of SAP (systems, applications and products) for the Acquired Business has been completed in accordance with objective criteria which have been reasonably agreed to by 3Com and U.S. Robotics (the "CUTOVER DATE"), U.S. Robotics will act as a service corporation to provide certain sales, marketing, customer service, supply chain, product development and testing activities on behalf of 3Com. The parties acknowledge that the Cutover Date is intended to occur on or before September 1, 2000. U.S. Robotics agrees that prior to the Cutover Date, it shall not conduct any business other than that contemplated by the Master Services Agreement.

         6.2 ASSUMED LIABILITIES. As of the Cutover Date, those Assumed Liabilities noted on SCHEDULE 1.1-D to this Agreement as transferring as of the Cutover Date rather than the Closing Date shall be deemed transferred to and assumed by U.S. Robotics, without further action on the part of either party. Prior to the Cutover Date, any changes to the warranty reserve calculations shall be mutually agreed between 3Com and U.S. Robotics.

         6.3 CUTOVER DATE CONTRIBUTED ASSETS. As of the Cutover Date, the Cutover Date Contributed Assets shall be contributed to U.S. Robotics by 3Com without payment or delivery of any additional consideration.

         6.4 LIST OF CONTRIBUTED ASSETS. On or prior to the Cutover Date, 3Com shall provide U.S. Robotics with a final, audited list of the Contributed Assets, which shall be deemed to constitute SCHEDULE 1.1-A to this Agreement. If U.S. Robotics reasonably believes that other assets exist that have been and will continue to be used by both 3Com and U.S. Robotics or that are otherwise necessary for operation of the Acquired Business ("ADDITIONAL ASSETS"), which Additional Assets are not on SCHEDULE 1.1-A, then 3Com and U.S. Robotics shall use their commercially reasonable efforts to determine in good faith whether such Additional Assets shall be added to SCHEDULE 1.1-A. In addition, if 3Com reasonably believes that any assets were included in SCHEDULE 1.1-A in error, then 3Com and U.S. Robotics shall use their commercially reasonable efforts to determine in good faith whether such assets shall be removed from SCHEDULE 1.1-A. The Additional Assets shall be included on the final SCHEDULE 1.1-A and removed assets shall be excluded thereof at no cost to U.S. Robotics.

         6.5 CHANNEL INVENTORY.

             (a) UNITED STATES. 3Com shall use its commercially reasonable efforts to ensure that the channel inventory for the United States region at the Cutover Date shall not exceed four weeks' supply computed using the average run rate for the sales out of the channel during the prior three months.

             (b) EUROPE. 3Com shall use its commercially reasonable efforts to ensure that the channel inventory for the European region at the Cutover Date shall not exceed six weeks' supply computed using the average run rate for the sales out of the channel during the prior three months.

             (c) ASIA PACIFIC. 3Com shall use its commercially reasonable efforts to ensure that the channel inventory for the Asia Pacific region at the Cutover Date shall not exceed six weeks' supply computed using the average run rate for the sales out of the channel during the prior three months.

         6.6 ADDITIONAL TRANSITION SERVICES. On or prior to the Cutover Date, 3Com and U.S. Robotics shall agree upon such schedules to the Transition Services Agreement as are reasonably necessary to reflect the services to be provided by 3Com to U.S. Robotics following termination of the Master Services Agreement.

         6.7 EFFECT OF CUTOVER DATE. 3Com and U.S. Robotics acknowledge and agree that the Cutover Date shall occur and the Master Services Agreement shall terminate regardless of whether or not, by the Cutover Date, U.S. Robotics has been able to secure from Persons other than 3Com the right to use such Intellectual Property as U.S. Robotics believes necessary or desirable to conduct the Acquired Business. In addition, on and after the Cutover Date, 3Com shall have no obligation to sell any analog modem or other products to U.S. Robotics, and U.S. Robotics shall have no obligation to purchase any analog modem or other products from 3Com.

                                  ARTICLE VII

                                  MISCELLANEOUS

         7.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with federal law as it applied to patents, copyrights and trademarks and in accordance with the laws of the State of California as applied to contracts entered into and to be performed entirely within the State of California.

         7.2 THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended, nor shall it be constructed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of 3Com) other than the parties hereto.

         7.3 ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto, the Ancillary Agreements and the Stockholder Rights Agreement, each dated as of the date hereof and among the parties hereto contain the entire agreement between the parties with respect to the transfer of the Contributed Assets to U.S. Robotics, and constitutes the complete, final and exclusive embodiment of the parties agreement with respect to that subject matter and supersedes all prior agreements whether written or oral which may have been entered into by the parties on the subject matter.

         7.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express written consent of the other parties hereto.

         7.5 FURTHER ASSURANCES. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

         7.6 AMENDMENT. No change, modification or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party against whom the same is sought to be enforced.

         7.7 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to 3Com, to:

                  3Com Corporation
                  5400 Bayfront Plaza
                  Santa Clara, CA 95052
                  Attention:  Jef Graham
                  Telecopy:      408-326-8488
                  Telephone:     408-326-5000

                  with a copy to:

                  3Com Corporation
                  5400 Bayfront Plaza

                  Santa Clara, CA 95052
                  Attention:        General Counsel
                  Telecopy:         408-326-6434
                  Telephone:        408-326-5000

                  and

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, California 94034
                  Attention:        Kathleen B. Bloch, Esq.
                  Telecopy:         650-493-6811
                  Telephone         650-493-9300

         if to U.S. Robotics, to:

                  U.S. Robotics Corporation
                  3800 Golf Road
                  Rolling Meadows, Illinois 60056
                  Attention: President
                  Telecopy:
                  Telephone:        847-262-5000

                  with a copy to each of:

                  Mayer, Brown & Platt
                  190 S. LaSalle Street
                  Chicago, Illinois 60603
                  Attention:        Ronald B. Given, Esq.
                  Telecopy:         312-706-8137
                  Telephone:        312-701-7382

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York 10178
                  Attention:        David W. Pollak, Esq.
                  Telecopy:         212-309-6273
                  Telephone:        212-309-6000

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  300 South Grand Avenue
                  Suite 3400
                  Los Angeles, California 90071
                  Attention:        Michael Gisser, Esq.
                  Telecopy:         213-687-5600

                  Telephone:        213-687-5213

         All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         7.8 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         7.9 REPRESENTATION BY COUNSEL; INTERPRETATION. 3Com and U.S. Robotics each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of 3Com and U.S. Robotics.

         7.10 LIMITATION OF LIABILITY. In the event 3Com is determined liable to U.S. Robotics for damages incurred or suffered by U.S. Robotics as a result of any misrepresentation or breach of warranty set forth herein, in no event shall the aggregate amount of 3Com's liability for all such misrepresentations or breach of warranty exceed $2,000,000.

         7.11 CONSENT TO JURISDICTION. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the state or federal courts located in the State of California. Each of the parties by execution hereof (i) hereby irrevocably submits to the jurisdiction of the state and federal courts located in the County of Santa Clara, State of California, for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and
(ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named court, that it is immune from extraterritorial injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of California, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 7.7 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 7.1 hereof does not constitute good and sufficient service of process. The provisions of this
Section 7.11 shall not restrict the ability of any party to enforce in any court any judgment obtained in the state or federal courts located in the State of California.




                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                           3COM CORPORATION

                                           By:   /s/ Jeffrey Graham
                                              ----------------------------
                                           Name:   Jeffrey Graham

                                           Title:  Senior Vice President

                                                   Personal Connectivity


                                           U.S. ROBOTICS CORPORATION

                                           By:   /s/ Tim Kattner
                                              ----------------------------
                                           Name:   Tim Kattner

                                           Title:  Vice President


                                           By:   /s/ Paul Kim
                                              ----------------------------
                                           Name:   Paul Kim

                                           Title:  Chief Financial Officer




                [SIGNATURE PAGE TO ASSET CONTRIBUTION AGREEMENT]

                                SCHEDULE 1.1-A


                              CONTRIBUTED ASSETS

                  [To be provided pursuant to section 6.3]

                                SCHEDULE 1.1-B

                                  TRANSFERRED

                             INTELLECTUAL PROPERTY

1.       Trademarks:

         AUDIOMODEM
         COURIER
         DATABURST
         DATAVIEW
         EUPHONICS
         RAPIDCOMM
         SPORTSTER
         U.S. ROBOTICS
         USROBOTICS logo
         U.S. ROBOTICS X2 TECHNOLOGY logo
         V.EVERYTHING
         V.EVERYWHERE
         X2
         X2 logo
         X2/DSL
         X3
         X4
         WINM
         WINMODEM
         PRISM
         SOUNDLINK
         SOUNDLINK COMMANDER

2. www.USR.com and related U.S. Robotics domain names presently owned by 3Com.

3. Trade dress associated with the "Transferred Products," as defined in the Intellectual Property License Agreement, other than ISDN modem products.

4. Software resident on test equipment that is part of the Contributed Assets and that is used solely in connection with the Acquired Business, which shall be transferred to U.S. Robotics to the extent permitted under the terms thereof.

                                SCHEDULE 1.1-C

                               EXCLUDED ASSETS


                                    None.

                                 SCHEDULE 1.1-D


                              ASSUMED LIABILITIES,
                           INCLUDING ASSUMED CONTRACTS

   **   Indicates liability assumed as of Cutover Date rather then Closing Date.

   **   1.  Through November 30, 2001, U.S. Robotics will have all analog only mobile products currently manufactured by Manufacturers'
            Services Salt Lake City Operations ("MSSLC") continue to be manufactured by MSSLC.

   **   2.  Stock rotation/price protection reserves. While reserves will remain with 3Com, U.S. Robotics will purchase from 3Com at cost stock rotated products that were returned to 3Com, so long as such products are then considered current. If stock rotated products sold by 3Com are returned to U.S. Robotics up to 90 days after the Cutover Date, then U.S. Robotics will return such products to 3Com and 3Com will reimburse to U.S. Robotics the amount of the credit granted by U.S. Robotics to the customer. If products are returned to U.S. Robotics more than 90 days but fewer than 120 days after the Cutover Date, U.S. Robotics and 3Com shall cooperate to determine payment for and disposition of such products.

   **   3.  Warranty reserve. Cash reserve will be transferred to U.S.
            Robotics, and 3Com will subcontract warranty work to U.S.
            Robotics.

   **   4.  OEM hub inventory which is considered current will be purchased by U.S. Robotics from 3Com at book value.

   **   5.  Other accounts payable. Cash reserve will be transferred to U.S.
            Robotics and U.S. Robotics shall be responsible for making payment to associated vendors.

                                 SCHEDULE 1.1-E

                         CUTOVER DATE CONTRIBUTED ASSETS

1. Cash associated with reserves (including the warranty reserve and other accounts payable).

2. Licenses from third parties with respect to 3Com Intellectual Property that 3Com does not need to retain, provided that either (i) such Intellectual Property is assignable without consent and without cost, or (ii) if any consent or payment is required, such consent has been obtained and such cost has been paid by U.S. Robotics.

                                   EXHIBIT A-1

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

                                   EXHIBIT A-2

                           TRADEMARK LICENSE AGREEMENT

                                    EXHIBIT B

                            MASTER SERVICES AGREEMENT

                                    EXHIBIT C

                          TRANSITION SERVICES AGREEMENT

                                    EXHIBIT D

                                  BILL OF SALE

                                    EXHIBIT E

                              ASSUMPTION AGREEMENT

                                   EXHIBIT F-1

                              REAL PROPERTY LICENSE

                                   EXHIBIT F-2

                               MULTI-SITE LICENSE

                                    EXHIBIT G

              ASSIGNMENT OF LEASE AND FORM OF CONSENT TO ASSIGNMENT

                                    EXHIBIT H

                                     WARRANT